Pyramid Breweries Announces Appointment of Board Member
Seattle, Washington — February 7, 2007 — Pyramid Breweries Inc. (NASDAQ: PMID) (“Pyramid” or the “Company”), today announced the appointment of David Rostov to its Board of Directors and Audit Committee effective February 7, 2007. Mr. Rostov is a seasoned financial professional, with significant experience in the public company sector. Mr. Rostov served as the Chief Financial Officer of InfoSpace, Inc. between 2003 and 2006. Prior to that, he was the Chief Financial Officer of Apex Learning Inc., and previously served as the Chief Financial Officer of drugstore.com, inc. and Nextel International, Inc. Mr. Rostov received his Bachelor’s Degree in Economics from Oberlin College, and his Master’s Degree in Business Administration and Master’s Degree in Public Policy from the University of Chicago.
As a result of Mr. Rostov’s appointment to Pyramid’s Board and Audit Committee, the Company received a letter from Nasdaq confirming that the Company is now in full compliance with Nasdaq Rule 4350(d)(2)(A). Pyramid had previously received a deficiency letter from Nasdaq advising that, as a result of Scott Barnum’s appointment as Chief Executive Officer and President, and his related resignation from the Audit Committee, Pyramid was not in compliance with the audit committee composition requirements of Nasdaq’s Marketplace Rule 4350 which requires a listed issuer to have a least three independent members on its audit committee.
About Pyramid Breweries Inc.
Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival (GABF). Since its beginning, Pyramid beers have received a total of 33 medals at the GABF. The brewery has also received a total of 9 medals in international competition at the World Beer Cup.
The Company owns two alehouse restaurants adjacent to its full-production breweries under the Pyramid Alehouse and MacTarnahan Taproom brand names in Berkeley, California, and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California, and Seattle, Washington. More information about Pyramid Breweries is available at www.pyramidbrew.com.
For More Information Contact:
Michael O’Brien
Vice President of Finance and Chief Financial Officer
Pyramid Breweries Inc.
(206) 682-8322